Exhibit 99.1

enherent Corp. Reports Fourth Quarter Results

FOR IMMEDIATE RELEASE

March 31, 2004 (Windsor, CT) - enherent Corp. (OTC BB: ENHT, www.enherent.com) (the “Company”) today reported revenues for the fourth quarter ending December 31, 2003 of $2.6 million compared to revenues of $4.4 million in the quarter ended December 31, 2002, and $2.7 million in the quarter ended September 30, 2003.  Revenues for the year ended December 31, 2003 were $12.1 million compared to $20.8 million in the year ended December 31, 2002. The Company reported a net loss applicable to common stock of approximately $352,000, or $(.02) per share, for the fourth quarter as compared to approximately $189,000, or $(.01) per share for the comparable quarter of 2002. Gross profit margin remained steady at 22% for 2003 versus 2002, and SGA expenses were reduced by 25%.

In addition, the Company reported cash and cash equivalents of $2.7 million as of December 31, 2003 compared to $3.1 million as of December 31, 2002.  Excluding minimal obligations under capital lease, the company has no long-term or short-term debt.

Doug Catalano, Chairman, CEO and President commenting on the quarter said “We remained relatively flat with third quarter, 2003 results which gives us some hope that the market decline has bottomed out.  We continue to work on all the critical initiatives to consolidate, streamline, and strengthen our operation.   And, we have intense focus on improving win ratios and renewal rates, penetrating new accounts, maintaining high delivery standards and evolving to new lines of business.  Our hope is that these initiatives and a stronger market will combine to position the firm for growth.”

About enherent

enherent Corp. (OTCBB:ENHT) is an IT Professional Services Firm providing its clients with staffing and consultative resources either on a temporary or permanent basis and a provider of solutions outsourcing involving software development or IT operational services.  enherent addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and technology integration. enherent is headquartered outside of Hartford, Connecticut, and its customers can be found in many different industry segments, from the Fortune 500 to middle-market enterprises.  The company operates throughout the northeastern and southern United States and has sales locations in Connecticut and the New York/New Jersey area. For more information visit www.enherent.com.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on certain assumptions and analyses made by the Company derived from its experience and perceptions. Actual results and developments may vary materially from those described because they are subject to a number of known and unknown risks and uncertainties. Such risks and uncertainties include, but are not limited to, global political factors; future demand for the Company’s services; the impact of general economic and other conditions on the discretionary spend of our existing clients and our ability to obtain new business and reduce costs of providing services; the Company’s ability to increase the amount of services rendered to existing clients and develop new clients and reduce costs of providing services; the Company’s ability to recruit and retain IT professionals; competition in the industry and the impact of competition on pricing, revenues and margins; and various other factors discussed in the Company’s filings with the Securities and Exchange Commission including those set forth under Item 7 of enherent’s recent Form 10-K. The

Company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.

CONTACT INFORMATION:

Felicia A. Norvell

enherent Corp.

fnorvelll@enherent.com

(860)687-2215

enherent Corp. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except number of shares)

	December 31, 2003	December 31, 2002

Assets
Current assets:
Cash and equivalents	$2,669	$3,067
Accounts receivable, net of allowance of $16 at December 31, 2003 and $57 at December 31, 2002	1,263	1,926
Prepaid expenses and other current assets	141	259
Total current assets	4,073	5,252

Fixed assets, net	159	477
Other assets	50	69
Total assets	$4,282	$5,798

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$327	$470
Accrued compensation	302	283
Accrued expenses	362	294
Current portion of capital lease obligations	5	14
Deferred revenue	57	171
Total current liabilities	1,053	1,232

Capital lease obligations, net of current portion	—	5
Deferred rent	27	58
Total liabilities	1,080	1,295

Commitments and contingencies

Series A senior participating redeemable convertible preferred stock, $0.001 par value; authorized - 10,000,000 shares; issued and outstanding - 7,000,000 shares at December 31, 2003 and 2002	6,124	5,553

Common stockholders’ equity (deficit):
Common stock, $0.001 par value; authorized - 50,000,000 shares; issued - 19,401,311 shares; outstanding - 17,552,188 shares at December 31, 2003 and issued - 19,351,311 shares; outstanding - 17,502,188 shares at December 31, 2002	19	19
Additional paid-in capital	94,423	94,411
Treasury stock, at cost - 1,849,123 shares at December 31, 2003 and December 31, 2002	(366)	(366)
Accumulated deficit	(96,998)	(95,114)
Total common stockholders’ deficit	(2,922)	(1,050)

Total liabilities and stockholders’ deficit	$4,282	$5,798

enherent Corp. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Revenues	$2,617	$4,401	$12,144	$20,812
Cost of revenues	2,039	3,424	9,409	16,389
Gross profit	578	977	2,735	4,423

Selling, general and administrative expenses	782	1,048	4,058	8,230
Loss from operations	(204)	(71)	(1,323)	(3,807)

Other income (expense):
Miscellaneous income	—	12	4	16
Interest expense	—	(1)	(3)	(9)
Interest income	2	3	9	33
Net loss	(202)	(57)	(1,313)	(3,767)
Preferred stock accretion and income applicable to common stockholders	(150)	(132)	(571)	16
Net loss applicable to common stockholders	$(352)	$(189)	$(1,884)	$(3,751)

Basic and diluted net loss per share applicable to common stockholders	$(.02)	$(.01)	$(.11)	$(.21)
Number of shares used in computing basic and diluted net loss per share (000’s omitted)	17,544	17,502	17,514	17,502